EXHIBIT 23.1

CONSENT OF KPMG LLP

The Board of Directors of

Zhone Technologies, Inc.:

We consent to incorporation by reference in the registration statements (Nos. 333-107562 and 333-110713) on Form S-8 of Zhone Technologies, Inc. of our report dated February 3, 2004 relating to the consolidated balance sheets of Zhone Technologies, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, redeemable convertible preferred stock and stockholders’ equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the December 31, 2003 Form 10-K of Zhone Technologies, Inc. Our report dated February 3, 2004 contains an explanatory paragraph describing the Company’s change in accounting for goodwill and other intangible assets and an explanatory paragraph describing the Company’s restatement of the financial statements for the year ended December 31, 2002.

/s/ KPMG LLP

Mountain View, California

February 26, 2004